As filed with the Securities and Exchange Commission on November 18, 2015.

Registration No. 333-207477

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Truck Hero, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3714	47-1350873
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5400 S. State Rd.

Ann Arbor, MI 48108

(734) 677-0444

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

William J. Reminder

President and Chief Executive Officer

5400 S. State Rd.

Ann Arbor, MI 48108

(734) 677-0444

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jon M. Herzog, Esq. Bradley C. Weber, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, Massachusetts 02109 (617) 570-1000	Arthur D. Robinson, Esq. Daniel N. Webb, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory note

This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-207477) is solely to file Exhibit 10.5.1. Accordingly, a preliminary prospectus has been omitted.

1

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee, the FINRA filing fee and the exchange listing fee.

SEC registration fee	$24,448
FINRA filing fee	36,917
Exchange listing fee	176,180
Printing and engraving expenses	300,000
Legal fees and expenses	1,800,000
Accounting fees and expenses	3,850,000
Transfer agent and registrar fees	10,200
Miscellaneous expenses	502,255

Total	$6,700,000

Item 14. Indemnification of directors and officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

Prior to the completion of this offering, we expect to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, prior to the completion of this offering, we expect to adopt amended and restated bylaws which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, prior to the completion of this offering, we expect to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements will require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws, and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers, directors and employees for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent sales of unregistered securities.

Since January 1, 2012, we made sales of the following unregistered securities:

•

We sold 19,522,342 shares of Series A convertible preferred stock to certain investors, directors, officers, and employees at purchase prices of $11.4286 per share, for an aggregate purchase price of $223,112,500.00.

•	We sold 70,000 shares of Series A-1 convertible preferred stock to a certain investor at a purchase price of $14.2857 per share, for an aggregate purchase price of $1,000,000.00.

•

We sold 1,832,919 shares of time-based restricted common stock under our 2014 Plan to certain of our directors, officers and employees at purchase prices of $0.60 and $0.75 per share for an aggregate purchase price of $1,130,134.38.

•	We granted options to purchase an aggregate of 43,400 shares of our common stock to certain directors under our 2014 Plan, each at an exercise price of $16.91 per share.

We believe these transactions were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about our company.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits.

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial statement schedules.

All schedules are omitted because the required information is either not present, not present in material amounts or is presented within the consolidated financial statements included in the prospectus that is part of this registration statement.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on November 18, 2015.

TRUCK HERO, INC.

By:	/s/ William J. Reminder
William J. Reminder
Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ William J. Reminder William J. Reminder	Chief Executive Officer, President and Director (Principal Executive Officer)	November 18, 2015

/s/ Jim Bresingham Jim Bresingham	Chief Financial Officer (Principal Financial and Accounting Officer)	November 18, 2015

* Jeffrey S. Barber	Director	November 18, 2015

* Michael S. Berk	Director	November 18, 2015

* Thomas R. Gibson	Director	November 18, 2015

* John K. Haley	Director	November 18, 2015

* Lisa R. Kranc	Director	November 18, 2015

*By:	/s/ William J. Reminder
William J. Reminder Attorney-in-Fact

Exhibit index

1.1**	Form of Underwriting Agreement

3.1**	Certificate of Incorporation of the Registrant, as amended and currently in effect

3.2**	Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon the consummation of this offering)

3.3**	Bylaws, as currently in effect

3.4**	Amended and Restated Bylaws of the Registrant (to be effective upon the consummation of this offering)

4.1**	Form of common stock certificate of the Registrant

4.2**	Amended and Restated Stockholders Agreement, dated April 21, 2015, by and among the Registrant and certain of its stockholders

4.2.1**	Amendment No. 1 to the Amended and Restated Stockholders Agreement, dated November 6, 2015 by and among the Registrant and certain of its stockholders

4.3**	Form of Stockholders Agreement, by and among the Registrant and certain of its stockholders (to be effective upon the consummation of this offering)

5.1**	Opinion of Goodwin Procter LLP

10.1**#	2014 Stock Option and Grant Plan and forms of agreements thereunder

10.2**#	2015 Stock Option and Incentive Plan and forms of agreements thereunder (to be effective upon the consummation of this offering)

10.3.1**#	Form of Amended and Restated Employment Agreement by and between the Registrant and William J. Reminder (to be effective upon the consummation of this offering)

10.3.2**#	Form of Amended and Restated Employment Agreement by and between the Registrant and Kelly Kneifl (to be effective upon the consummation of this offering)

10.3.3**#	Form of Amended Offer of Employment by and between the Registrant and Jim Bresingham (to be effective upon the consummation of this offering)

10.4**	Forms of Indemnification Agreement, to be entered into between the Registrant and its directors and officers

10.5**	First Lien Credit Agreement by and among TA THI Buyer, Inc., Ares Capital Corporation, General Electric Capital Corporation and other lenders named therein, dated as of July 28, 2014, as amended on April 24, 2015

10.5.1	Form of Second Amendment to First Lien Credit Agreement by and among Tectum Holdings, Inc., TA THI Holdings, Inc., Ares Capital Corporation, Antares Capital LP and other lenders named therein

10.6**	Second Lien Credit Agreement by and among TA THI Buyer, Inc., American Capital, Ltd. and other lenders named therein, dated as of July 28, 2014

10.7**	Lease Agreement by and between Ann Arbor Business Park, LLC and Extang Corporation dated as of May 9, 2013, as amended on December 5, 2013

10.8**	Lease Agreement by and between NL Ventures V Nave, L.P. and A.R.E. Inc. dated as of September 27, 2004, as amended on April 21, 2006

10.9**†	Diamond Supplier Partner Agreement by and between Keystone Automotive Operations, Inc. and the Registrant dated as of June 11, 2014

21.1**	List of Subsidiaries of Registrant

23.1**	Consent of RSM US LLP, independent registered public accounting firm

23.2**	Consent of Mayer Hoffman McCann CPAs

23.3**	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1**	Power of Attorney

**	Previously filed.

#	Indicates a management contract or any compensatory plan, contract or arrangement.

†	Confidential treatment requested as to certain portions of this exhibit, which portions have been omitted and submitted separately to the Securities and Exchange Commission.